CONFIDENTIAL

Placement Agent Agreement

ZNOMICS, INC.
2611 SW 3rd Avenue
Suite 200
Portland, OR 97201

June 11, 2007

Griffin Securities, Inc.
17 State Street
New York, NY 10004

Attention: Adrian Z. Stecyk, President

Gentlemen:

The undersigned, Znomics, Inc., a Delaware corporation (the “Company”), hereby agrees (the “Agreement”) with Griffin Securities, Inc. (“Griffin” or the “Placement Agent”) to engage the Placement Agent to raise equity capital of up to $10 million in a private placement transaction to be sold to qualified investors. This letter confirms the terms and conditions of the Agreement.

1.  Best Efforts Offering. The Company hereby engages Griffin to act as its exclusive Placement Agent during the term of the offering as provided herein to offer and sell on a “best efforts” basis (the “Offering”) shares of the Company’s Series C Convertible Preferred Stock (“Preferred Stock”) (or other securities of the Company determined by the Company and the Placement Agent) (the Preferred Stock or other securities are hereinafter sometimes referred to as the “Securities”). The Preferred Stock shall be a class that is senior to other outstanding classes of equity securities of the Company. The Securities shall be offered and sold without registration in reliance on one or more applicable exemptions under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Act”) including the exemption from registration provided by Regulation D thereof. The Offering shall be for a minimum (the “Minimum”) of at least $3 million and a maximum of $10 million (the “Maximum”). An initial closing of the Offering will occur on or before August 31, 2007 provided the Minimum is subscribed for, and a final closing may be held on or before October 31, 2007 as determined by the Company and the Placement Agent. All proceeds from subscriptions by investors will be deposited in an escrow account with a bank reasonably satisfactory to the Company and the Placement Agent.

2.  Offering Materials. The Company shall, as soon as practicable, prepare offering materials (the "Offering Materials"), which shall meet the anti-fraud and other requirements of federal and state securities laws, in form and substance reasonably satisfactory to the Company and Placement Agent.

3.  Compensation. The Placement Agent will be paid at each closing of the Offering a cash commission of 7.0% of the aggregate amount of the Offering proceeds (the “Cash Compensation”) for Securities sold to all investors (other than an aggregate of up to $1 million of Offering proceeds from those investors listed on Exhibit A hereto (each an “Excluded Investor”). In addition, the Placement Agent shall receive at each closing warrants to purchase such number of shares of the Company’s

Preferred Stock (or other Securities) equal to 7.0% of number of shares of Preferred Stock (or other Securities) sold in the Offering (the “Warrant Compensation”). Such warrants shall be exercisable for a period of 5 years from the applicable closing date at an exercise price equal to the price per share paid by the investors in the Offering, subject to usual adjustments, and shall contain a provision for cashless exercise. The Placement Agent shall be entitled to the same registration rights, if any, with respect to its Warrant Compensation and the underlying securities as may be granted to any investors. The Placement Agent may designate any of its officers, directors, partners, principals, employees and agents to receive any part of the Warrant Compensation.

Bridgeworks Capital will be permitted to assist the Company in the private placement of shares of Preferred Stock to investors introduced by Bridgeworks Capital (“Bridgeworks Investors”). With respect to sales of Preferred Stock to Bridgeworks Investors, Company will pay a cash commission and warrant compensation to Bridgeworks Capital pursuant to a separate agreement between the Company and Bridgeworks Capital. Placement Agent agrees that Placement Agent will receive no Cash Compensation or Warrant Compensation (or any other compensation) with respect to sales to Bridgeworks Investors, limited, however, to a maximum gross proceeds of $1 million from the sale of Preferred Stock to the Bridgeworks Investors.

Notwithstanding anything to the contrary herein, if, during the term of the Offering hereunder, an investor (other than an Excluded Investor) is informed of the Offering by the Placement Agent and if (i) the Offering hereunder does not close and such investor purchases from the Company any privately placed securities of the Company within 12 months after the termination of the Offering or (ii) the Offering hereunder closes and such investor makes an investment in the Offering and subsequently purchases from the Company within 12 months after the final closing of the Offering any privately placed securities of the Company, the Placement Agent shall be entitled to Cash Compensation and Warrant Compensation as set forth in the preceding paragraph with respect to purchases by such investor. For the purposes hereof, an investor shall be deemed to have been informed of the Offering by the Placement Agent if such investor had at least one meeting in person or by telephone with a representative of the Company. The provisions of this paragraph shall survive the Closing and any termination of the Offering or this Agreement.

Whether or not any Securities have been sold, if, at any time from the date hereof until 12 months after termination of the Offering as provided herein, the Company engages in a business transaction (as hereinafter defined) with a person or entity introduced to the Company by the Placement Agent prior to the termination of the Offering, the Company will pay or cause to be paid to the Placement Agent at the closing of such business transaction a cash fee equal to 5% of the total consideration paid or contributed to the Company or shareholders of the Company, including cash, securities, indebtedness, indebtedness assumed, contingent or future payment or other property, in such business transaction. If any such consideration is other than cash, for the purpose of calculating the fee to the Placement Agent hereunder, such consideration will be valued at fair market value as determined by the parties in good faith. For the purposes hereof, a business transaction shall include without limitation a purchase, sale, exchange, lease or license of stock or assets other than in the ordinary course of business of the Company, merger, consolidation or other form of business combination, strategic alliance, joint venture or similar transaction. Notwithstanding anything to the contrary provided above, the 12 months period covered by this paragraph shall be extended if a business transaction is being negotiated in good faith but is not yet closed during such period until the closing shall occur. The provisions of this paragraph shall survive the closing and any termination of the Offering or this Agreement.

          4.  Expenses. Whether or not the Offering is successfully completed, it shall be the Company’s obligation to bear all of its expenses in connection with the proposed Offering. In addition, the Company shall reimburse the Placement Agent for its reasonable actual out of pocket expenses, including reasonable legal fees and disbursements up to a maximum aggregate amount of $50,000. The provisions of this paragraph shall survive the Closing and any termination of the Offering or this Agreement.

5.  Further Representations and Agreements of the Company. The Company further represents and agrees that (i) it is authorized to enter into this Agreement and to carry out the Offering contemplated hereunder and this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, (ii) the Company shall not during the term of the Offering without notifying the Placement Agent in advance issue any equity securities or securities convertible into, exchangeable for, or giving the holder thereof the right to acquire equity securities of the Company (other than shares pursuant to the exercise of presently outstanding warrants or options pursuant to its existing stock option plan or successor plan covering no more securities than the existing plan or other shares issuable pursuant to existing contractual obligations), (iii) subject to the Placement Agent’s obligation to maintain the confidentiality of any information not yet disclosed by the Company to the public, the Company will, during the course of the Offering, provide the Placement Agent with all information and copies of documentation with respect to the Company's business, financial condition and other matters as the Placement Agent may reasonably deem relevant, including copies of all documents sent to stockholders or filed with any federal authorities, and will make reasonably available to the Placement Agent the Company’s auditors, counsel, officers and directors to discuss with the Placement Agent any aspect of the Company or its business which the Placement Agent may reasonably deem relevant, and (iv) the Company will deliver at the closing of the Offering (a) subscription documents signed by the Company and each investor and (b) an opinion of counsel for the Company in customary form and reasonably satisfactory to the Placement Agent, (v) the Company shall use its best efforts to qualify the Securities for offer and sale under applicable exemptions from registration under the securities or Blue Sky laws of such jurisdictions as the Placement Agent may reasonably request.

6.  Indemnification. The Company agrees to indemnify the Placement Agent and certain affiliated and related persons in accordance with the provisions set forth in Exhibit B attached hereto. The Placement Agent shall indemnify and hold harmless the Company and each of its affiliates, stockholders, directors, officers, employees, agents and controlling persons within the meaning of the Securities Act of 1933, as amended, to the same extent as set forth in the indemnity from the Company in Exhibit B, but only in connection with (i) information relating to the Placement Agent furnished in writing to the Company specifically for inclusion in the Offering Materials and (ii) any and all losses, claims, expenses, damages and liabilities arising out of the gross negligence or willful misconduct of the Placement Agent. Such indemnification will survive the Closing and any termination of the Offering or this Agreement.
7.  Termination. This Agreement and the Offering shall terminate on October 31, 2007 if the Offering has not been consummated prior to such date. The Company and the Placement Agent may also terminate or extend the Agreement at any time by mutual written consent.

8.  Competing Claims. The Company acknowledges and agrees that no entity has any claims or is entitled to any payments for services in the nature of a finder’s fee or any other arrangements, agreements, payments or understandings pursuant to this Offering, except as specified in Section 3 above.

9.  Miscellaneous.

(a)  Governing Law. This Agreement and the transactions contemplated hereby shall be governed in all respects by the laws of the State of New York, without giving effect to its conflict of laws principles. Venue for all purposes herein shall be in the State of New York.

(b)  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(c)  Notices. Whenever notice is required to be given pursuant to this Agreement, such notice shall be in writing and shall either be mailed by certified first class mail, postage prepaid, or delivered personally or by express courier, addressed to the parties at their respective addresses set forth above. The notice shall be deemed given, if sent by mail, on the third day after deposit in a United States post office receptacle, or if delivered personally or by express courier, then upon delivery. Either party may change its address by like notice.

(d)  Dispute. In the event of any action at law, suit in equity or arbitration proceeding in relation to this Agreement or the transactions contemplated by this Agreement, the prevailing party, or parties, shall be paid its reasonable attorney's fees and expenses arising from such action, suit or proceeding by the other party.

(e)  Entire Agreement. Except for any non-disclosure or confidentiality agreement entered into by and between the parties hereto, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and supersedes and cancels any prior communications, understanding, and agreements between parties. This Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by the parties against which enforcement is sought.

(f)  Broker-Dealer Registration. The Placement Agent represents and warrants that it is duly licensed as a broker-dealer in each jurisdiction in which its activities hereunder require registration or license and it is authorized to enter into this Agreement and to carry out the Offering contemplated hereunder and this Agreement constitutes a legal, valid and binding obligation of the Placement Agent, enforceable in accordance with its terms.

If the foregoing correctly sets forth the understanding between the Placement Agent and the Company, please so indicate in the space provided below for that purpose whereupon this letter shall constitute a binding agreement between us.

Very truly yours,

ZNOMICS, INC

By /s/ Richard A Sessions
Richard Sessions, Chief Executive Officer

Confirmed and agreed to:

GRIFFIN SECURITIES, INC.

By /s/ Adrian Z. Stecyk
Adrian Z. Stecyk, President
Date:    June 11, 2007

CONFIDENTIAL

EXHIBIT A

Znomics Excluded Investor List

Roger Cone	(Founder)
Richard Sessions	(Founder)
Dwight Sangrey	(Founder)
Stephen Kurtz	(Founder)
Wenbiao Chen	(Founder)

Roger Cone	(Investor, Series A & B)
Richard Sessions	(Investor, Series A & B)
Stephen Kurtz	(Investor, Series A)
Dwight Sangrey	(Investor, Series A)
Richard Fernandes	(Investor, Series A & B)
Steven Lieberman	(Investor, Series A & B)
Vince D’Agostino	(Investor, Series A)
Stuart Bell	(Investor, Series A)
Robert Bosselman	(Investor, Series A)
Forrest Seitz	(Investor, Series A)
Jay Finkelstein	(Investor, Series A & B)
Punk, Ziegel Co.	(Investor, Series A & B)
James Ackerman	(Investor, Series A)
John Bligh	(Investor, Series A)
Philip Dileo	(Investor, Series A & B)
Mathew and Sharon Kaplan	(Investors, Series A)
Patrick Murphy	(Investor, Series A)
William Punk	(Investor, Series A)
Sharon Seiler and Charles Spielholz	(Investors, Series A)
Nick Stanley	(Investor, Series B)
Lawrence Silverman	(Investor, Series B)
OHSU	(Investor, Series A)

Any Znomics current employees or consultants

Jay Zidell	(Bridgeworks)
Cheryl Krane	(Bridgeworks)
Irving Levin	(Bridgeworks)
Paulson Investment Co	(Bridgeworks)
Denis Burger	(Bridgeworks)

CONFIDENTIAL
EXHIBIT B

June 11, 2007

Griffin Securities, Inc.
17 State Street
New York, NY 10004

Attention: Adrian Z. Stecyk, President

Dear Mr. Stecyk:

In connection with our (the “Company”) engagement of Griffin Securities, Inc. ("Griffin") as our financial advisor and/or placement agent, we hereby agree to indemnify and hold harmless Griffin and its affiliates, and the respective controlling persons, directors, officers, shareholders, agents and employees of any of the foregoing (collectively the "Indemnified Persons"), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), (collectively a "Claim"), which are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements or alleged untrue statements made or any statements omitted or alleged to have been omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with our engagement of Griffin, or (B) otherwise relate to or arise out of Griffin's activities on our behalf pursuant to Griffin’s engagement, and we shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation, in which any Indemnified Person is a party. We will not, however, be responsible for any Claim which is finally judicially determined to have resulted from the gross negligence or willful misconduct of any Indemnified Person. We further agree that no Indemnified Person shall have any liability to us for or in connection with our engagement of Griffin except for any Claim incurred by us as a result of any Indemnified Person's gross negligence or willful misconduct.

We further agree that we will not, without the prior written consent of Griffin, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person hereunder from any and all liability arising out of such Claim.

Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify us in writing of such complaint or of such assertion or institution, but failure to so notify us shall not relieve us from any obligation we may have hereunder unless and only to the extent such failure results in the forfeiture by us of substantial rights and defenses. If we so elect or are requested by such Indemnified Person, we will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines and provides written correspondence to us that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and us, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to us, then such Indemnified Person may employ its own separate counsel to represent or defend it in any such Claim and we shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if we fail timely or diligently to defend, contest, or otherwise protect against any Claim, the Indemnified Person shall have the right, but not the obligation, to defend, contest, assert cross claims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by us therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. In no event, however, will any Indemnified Party, without our prior written consent (which will not be unreasonably withheld), settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim). In any Claim in which we assume the defense, the Indemnified Person shall have the right to participate in such Claim and to retain its own counsel therefor at its own expense.

We agree that if any indemnity sought by an Indemnified Person hereunder is unavailable for any reason then (whether or not Griffin is the Indemnified Person), we and Griffin shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to us, on the one hand, and Griffin on the other, in connection with Griffin's engagement referred to above, subject to the limitation that in no event shall the amount of Griffin's contribution to such Claim exceed the amount of fees actually received by Griffin from us pursuant to Griffin's engagement. We hereby agree that the relative benefits to us, on the one hand, and Griffin on the other, with respect to Griffin's engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by us or our stockholders as the case may be, pursuant to the transaction (whether or not consummated) for which you are engaged to render services bears to (b) the fee paid or proposed to be paid to Griffin in connection with such engagement.

Our indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity.

The validity and interpretation of this agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein (excluding the conflicts of laws rules). Each of Griffin and the Company hereby irrevocably submits to the jurisdiction of any court of the State of New York for the purpose of any suit, action or other proceeding arising out of this agreement or the transactions contemplated hereby, which is brought by or against Griffin or the Company and in connection therewith, each of Griffin and the Company (i) hereby irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court, (ii) to the extent that it has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, it hereby waives, to the fullest extent permitted by law, such immunity and (iii) agrees not to commence any action, suit or proceeding relating to this agreement other than in any such court. Each of Griffin and the Company hereby waives and agrees not to assert in any such action, suit or proceeding, to the fullest extent permitted by applicable law, any claim that (a) it is not personally subject to the jurisdiction of any such court, (b) it is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to its property of (c) any suit, action or proceeding is brought in an inconvenient forum.

The provisions of this Agreement shall survive and remain in full force and effect following the completion or termination of Griffin's engagement.

Very truly yours,

ZNOMICS, INC

By /s/ Richard A Sessions
Richard Sessions, Chief Executive Officer

Confirmed and agreed to:

GRIFFIN SECURITIES, INC.

By /s/ Adrian Z. Stecyk
Adrian Z. Stecyk, President

Date:  June 11, 2007